                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 24)

                         CYPRESS BIOSCIENCE INCORPORATED
                                (Name of Issuer)

                          Common Stock $0.02 Par Value
                         (Title of Class of Securities)

                                    449695303
                                 (CUSIP Number)

                          Allen & Company Incorporated
           711 Fifth Avenue, New York, New York 10022, (212) 832-8000
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 18, 2000
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

============================================================================

                                  SCHEDULE 13D
     ---------------------                        ---------------
     CUSIP No. 449695303                               Page 2
     ---------------------                        ---------------

     ======================================================================
                          1 NAME OF REPORTING PERSON -
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                               ALLEN HOLDING INC.
     ----------------------------------------------------------------------
           2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [
                                   ] (b) [X]
     ---------------------------------------------------------------------
                                 3 SEC USE ONLY

     ---------------------------------------------------------------------
                               4 SOURCE OF FUNDS*
                                 Not Applicable
     ---------------------------------------------------------------------
           5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEMS 2(d) or 2(E) [ ]
     ----------------------------------------------------------------------
                     6 CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
     ---------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
     ----------------------------------------------------------------------
                              7 SOLE VOTING POWER
                                        0
     ----------------------------------------------------------------------
                             8 SHARED VOTING POWER
                                        0
     ----------------------------------------------------------------------
                            9 SOLE DISPOSITIVE POWER
                                        0
     ----------------------------------------------------------------------
                          10 SHARED DISPOSITIVE POWER
                                        0
     ----------------------------------------------------------------------
        11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0
     ----------------------------------------------------------------------
           12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                               CERTAIN SHARES* [X]
                           Excluding 1,150,981 shares
     ----------------------------------------------------------------------
             13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      0.0%
     ----------------------------------------------------------------------
                          14 TYPE OF REPORTING PERSON*
     HC====================================================================
                   SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                  SCHEDULE 13D
       ---------------------                      ---------------
       CUSIP No. 449695303                             Page 3
       ---------------------                      ---------------

     ======================================================================
                          1 NAME OF REPORTING PERSON -
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                          ALLEN & COMPANY INCORPORATED
     ---------------------------------------------------------------------
          2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]
                                     (b) [X]
     ----------------------------------------------------------------------
                                 3 SEC USE ONLY
     ----------------------------------------------------------------------
                               4 SOURCE OF FUNDS*
                                       WC
     ----------------------------------------------------------------------
           5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEMS 2(d) or 2(e) [ ]
     ----------------------------------------------------------------------
                     6 CITIZENSHIP OR PLACE OF ORGANIZATION
                                    New York
     ---------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
     ---------------------------------------------------------------------
                              7 SOLE VOTING POWER
                                1,150,981 Shares
     ----------------------------------------------------------------------
                             8 SHARED VOTING POWER
                                        0
     ---------------------------------------------------------------------
                            9 SOLE DISPOSITIVE POWER
                                1,150,981 Shares
     ----------------------------------------------------------------------
                          10 SHARED DISPOSITIVE POWER
                                        0
     ----------------------------------------------------------------------
        11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,150,981 Shares
     ----------------------------------------------------------------------
           12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                               CERTAIN SHARES* [X]
     ----------------------------------------------------------------------
           13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%
     ----------------------------------------------------------------------
                          14 TYPE OF REPORTING PERSON*
                                      BC,CO
     ======================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                  SCHEDULE 13D
        ---------------------                -----------------
        CUSIP No. 449695303                       Page 4
        ---------------------                -----------------

     ======================================================================
                          1 NAME OF REPORTING PERSON -
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Herbert A. Allen
     ----------------------------------------------------------------------
          2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]
                                     (b) [X]
     ----------------------------------------------------------------------
                                 3 SEC USE ONLY

     ----------------------------------------------------------------------
                               4 SOURCE OF FUNDS*
                                 Not Applicable
     ----------------------------------------------------------------------
           5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEMS 2(d) or 2(E) [ ]
     ----------------------------------------------------------------------
                     6 CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
     ----------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
     ----------------------------------------------------------------------
                              7 SOLE VOTING POWER
                                     504,824
     ----------------------------------------------------------------------
                             8 SHARED VOTING POWER
                                        0
     ----------------------------------------------------------------------
                            9 SOLE DISPOSITIVE POWER
                                     504,824
     ----------------------------------------------------------------------
                          10 SHARED DISPOSITIVE POWER
                                        0
     ----------------------------------------------------------------------
        11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     504,824
     ----------------------------------------------------------------------
           12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                               CERTAIN SHARES* [ ]
     ----------------------------------------------------------------------
             13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      1.0%
     ----------------------------------------------------------------------
                          14 TYPE OF REPORTING PERSON*
                                       IN
     ======================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
                                SEC 1746 (9-88)

                                  SCHEDULE 13D
         ---------------------                  ------------------
         CUSIP No. 449695303                          Page 5
         ---------------------                  ------------------

     ======================================================================
                          1 NAME OF REPORTING PERSON -
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 Susan K. Allen
     ----------------------------------------------------------------------
          2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]
                                     (b) [X]
     ----------------------------------------------------------------------
                                 3 SEC USE ONLY

     ----------------------------------------------------------------------
                               4 SOURCE OF FUNDS*
                                 Not Applicable
     ----------------------------------------------------------------------
           5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEMS 2(d) or 2(E) [ ]
     ----------------------------------------------------------------------
                     6 CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
     ----------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
     ----------------------------------------------------------------------
                              7 SOLE VOTING POWER
                                     847,775
     ----------------------------------------------------------------------
                             8 SHARED VOTING POWER
                                        0
     ----------------------------------------------------------------------
                            9 SOLE DISPOSITIVE POWER
                                     847,775
     ----------------------------------------------------------------------
                          10 SHARED DISPOSITIVE POWER
                                        0
     ----------------------------------------------------------------------
        11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     847,775
     ----------------------------------------------------------------------
           12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                               CERTAIN SHARES* [ ]
     ----------------------------------------------------------------------
             13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      1.8%
     ----------------------------------------------------------------------
                          14 TYPE OF REPORTING PERSON*
                                       IN
     =====================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
                                SEC 1746 (9-88)

                                AMENDMENT NO. 24
                                       TO
                                  SCHEDULE 13D


     The Reporting Persons hereby amend their Schedule 13D relating to the Common Stock, $0.02 per share of Cypress BioScience Incorporation (the "Issuer") principally to reflect the sale of shares of the Issuers Common Stock by Allen & Company Incorporated ("ACI") Issuers Common Stock. In this Amendment, the Reporting Persons have omitted certain formerly reporting persons for one of the following reasons: (i) they no longer own any shares of Common Stock or (ii) they own a de minimus amount of Common Stock. The Reporting Persons have also omitted trades made in ACIs capacity as a market maker.

Item 5. Interest in Securities of the Issuer

     (a) As of the close of business on March 31, 2000, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth below (based upon information provided by the Issuer in its Annual report on Form 10-Q, which reports that the number of shares of Common Stock outstanding, as of November 1, 1999 is 46,163,385).


=================================================================
Name                                  Shares          Percentage
-----------------------------------------------------------------
Allen Holding Inc.                     0  (1)              0.0%
Allen & Company Incorporated           1,150,981  (2)      2.4%
Herbert A. Allen                        504,824             1.0%
Susan K. Allen                          847,775             1.8%

_____________

(1) Excludes shares owned indirectly through Allen & Company Incorporated ("ACI"). Also, excludes certain shares owned by officers and directors of Allen Holding Inc.

(2) Excludes shares in ACIs market making accounts. Excludes certain shares owned by officers and directors of ACI.

     (c) No transactions were effected by the Reporting Persons within the past 60 days, other than the sales described below and trades effected by ACI in its capacity as a market maker.

           Trades Effected by Allen & Company Incorporated

===============================================================================
                  Price Per         Number of          Buy (B) or
Trade Date        Share ($)         Shares             Sell (S)
-------------------------------------------------------------------------------
2/18/00            4.080            1,508,817            S
-------------------------------------------------------------------------------
2/22/00            4.650            630,000              S
-------------------------------------------------------------------------------
3/3/00             4.557            257,244              S
-------------------------------------------------------------------------------
3/6/00             4.611            171,496              S
-------------------------------------------------------------------------------
3/7/00             4.949            757,440              S
-------------------------------------------------------------------------------
===============================================================================

                         Trades Effected by Herbert A. Allen

================================================================================
                Price Per             Number of                 Buy (B) or
Trade Date      Share ($)             Shares                    Sell (S)
--------------------------------------------------------------------------------
3/3/00          4.500                     54,888                     S
--------------------------------------------------------------------------------
3/6/00          4.531                     37,212                     S
--------------------------------------------------------------------------------
3/7/00          4.857                     156,718                    S
--------------------------------------------------------------------------------
3/8/00          6.2969                    63,024                     S
--------------------------------------------------------------------------------
3/9/00          6.3750                    31,511                     S
--------------------------------------------------------------------------------
================================================================================

               Trades Effected by Susan K. Allen

========================================================================
               Price Per        Number of                 Buy (B) or
Trade Date     Share ($)        Shares                    Sell (S)
------------------------------------------------------------------------
3/3/00         4.625                  92,048                S
------------------------------------------------------------------------
3/6/00         4.6875                 62,405                S
------------------------------------------------------------------------
3/7/00         4.75                   267,233               S
------------------------------------------------------------------------
3/8/00         6.2969                 104,896               S
------------------------------------------------------------------------
3/9/00         6.3750                  52,448               S
------------------------------------------------------------------------
========================================================================

     After reasonable inquiry and to the best of our knowledge and belief, each of the signatories certifies that the information set forth in this Schedule relating to the respective signatory is true, complete and correct.

Dated: March 31, 2000

ALLEN  HOLDING  INC.                    ALLEN & COMPANY  INCORPORATED
By: /s/ Gaetano J.Casillo               By:    /s/    Gaetano J.Casillo
    ----------------------                   --------------------------
Name:  Gaetano J.  Casillo                   Name:  Gaetano J.  Casillo
Title: Vice President                        Title: Vice President

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